Exhibit 3.200

CERTIFICATE OF FORMATION

OF

SPIRIT ACQUISITION HOLDINGS LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, hereby certifies as follows:

FIRST: The name of the limited liability company is Spirit Acquisition Holdings LLC.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 29th day of August, 2013.

By:	/s/ Joshua E. Barza
	Name:	Joshua E. Barza
	Title:	Authorized Person